Execution Form

Exhibit 4.25
Dated 2 June 2016
STI ROSE SHIPPING COMPANY LIMITED
as Borrower
and
THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders
and
THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 2
as Swap Banks
and
THE BANK OF NOVA SCOTIA
as Agent
and
SCOTIABANK EUROPE PLC
as Security Trustee

LOAN AGREEMENT
relating to
a US$36,000,000 facility to refinance existing indebtedness
in relation to "STI ROSE"

Index
Clause

1	Interpretation
2	Facility
3	Position of the Lenders
4	Drawdown
5	Interest
6	Interest Periods
7	Default Interest
8	Repayment, Prepayment and Reborrowing
9	Conditions Precedent
10	Representations and Warranties
11	General Undertakings
12	Corporate and Financial Undertakings
13	Insurance
14	Ship Covenants
15	Security Cover
16	Payments and Calculations
17	Application of Receipts
18	Application of Earnings
19	Events of Default
20	Fees and Expenses
21	Indemnities
22	No Set-Off or Tax Deduction
23	Illegality, etc.
24	Increased Costs
25	Set-Off
26	Transfers and Changes in Lending Offices
27	Variations and Waivers
28	Notices
29	Supplemental
30	Law and Jurisdiction

Schedules

Schedule 1 Lenders and Commitments
Schedule 2 Swap Banks
Schedule 3 Drawdown Notice
Schedule 4 Condition Precedent Documents
Part A
Part B
Schedule 5 Transfer Certificate
Schedule 6 Designation Notice
Schedule 7 Form of Compliance Certificate

Execution

Execution Page

THIS AGREEMENT is made on 2 June 2016
BETWEEN

(1)
STI ROSE SHIPPING COMPANY LIMITED, a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (the "Borrower")

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as "Lenders"

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as "Swap Banks"

(4)	THE BANK OF NOVA SCOTIA, as "Agent"

(5)	SCOTIABANK EUROPE PLC, as "Security Trustee"
BACKGROUND

(A)	The Lenders have agreed to make available to the Borrower a facility of up to $36,000,000 for the purpose of refinancing existing indebtedness in relation to "STI ROSE".

(B)	The Swap Banks have agreed to enter into interest rate swap transactions with the Borrower from time to time to hedge the Borrower's exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Banks have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.
OPERATIVE PROVISIONS

1	INTERPRETATION

1.1	Definitions
Subject to Clause 1.5 (General Interpretation), in this Agreement:
"Account Bank" means ABN AMRO Bank N.V., acting through its office at Coolsingel 93, P.O. Box 749, 3000 AS Rotterdam, The Netherlands.
"Accounts Security Deed" means a deed creating security in respect of the Earnings Account in the Agreed Form.
"Affected Lender" has the meaning given in Clause 5.7 (Market disruption).
"Agency and Trust Agreement" means the agency and trust agreement dated the same date as this Agreement and made between the same parties.
"Agent" means The Bank of Nova Scotia, acting in such capacity through its office at 201 Bishopsgate, 6th Floor, London, England, EC2M 3NS, or any successor of it appointed under clause 5 of the Agency and Trust Agreement.
"Agreed Form" means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all of the Lenders), or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document.
"Approved Classification Society" means, in relation to a Ship, Lloyds Register, DNV GL, ABS, the Korean Register of Shipping, Bureau Veritas or any other generally recognised first class classification society that is a member of IACS that the Agent may approve in writing from time to time as an "Approved Classification Society" of that Ship for the purposes of this Agreement.
"Approved Flag" means, in relation to the Ship, as at the date of this Agreement, Marshall Islands, Singapore or such other flag approved in writing by the Agent acting with the authorisation of the Majority Lenders.
"Approved Manager" means:

(a)
in relation to the commercial management of the Ship, Scorpio Commercial Management s.a.m. of 9, Boulevard Charles III, Monte Carlo, the Principality of Monaco (or any Affiliate or Subsidiary thereof);

(b)	in relation to the technical management of the Ship:

(i)	Scorpio Ship Management s.a.m. of 9, Rue du Gabian, Monte Carlo, the Principality of Monaco (or any Affiliate or Subsidiary thereof); or

(ii)
any of V. Ships Ship Management, D'Amico International Shipping, Hellespoint Shipping, Anglo-Eastern Ship Management, Univan Ship Management Limited, C. P. Offen, Optimum Ship Services Ltd. or Zenith Ship Management; and

(c)	in relation to either of the commercial or the technical management of the Ship, any other company proposed by the Guarantor which the Agent may (acting on the instructions of the Majority Lenders), approve from time to time as the technical and/or commercial manager of the Ship (such approval not to be unreasonably withheld or delayed).
"Approved Ship Manager's Undertaking" means, in relation to the Ship, the letter executed and delivered by an Approved Ship Manager and an Approved Sub-Manager, in the Agreed Form agreeing certain matters in relation to the management of the Ship and subordinating the rights of the Approved Managers and any applicable Approved Sub-Managers against the Ship and the Borrower to the rights of the Creditor Parties under the Finance Documents.
"Approved Sub-Manager" means any company falling within the definition of Approved Manager.
"Approved Valuer" means Affinity (Shipping) LLP, Braemar Shipping Services plc, Compass Maritime Services LLC, Galbraiths Ltd, Fearnleys AS, Clarksons Platou Securities AS and Arrow Sale & Purchase (UK) Limited (or any Affiliate of such person through which valuations are commonly issued) and any other firm or firms of independent sale and purchase shipbrokers approved in writing by the Agent, acting with the authorisation of the Lenders which authorisation no Lender shall unreasonably withhold or delay.
"Availability Period" means the period commencing on the date of this Agreement and ending on:

(a)	the date falling 30 days after the date of this Agreement (or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated.
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms , the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time ; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
"Basel III" means, together:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
"Business Day" means a day on which banks are open in London and Toronto and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City.
"Change of Control" means:

(a)	the Guarantor ceases to legally and/or beneficially, and either directly or indirectly, own 100 per cent. or more of the issued share capital or voting rights of the Borrower; or

(b)
2 or more persons acting in concert or any individual person other than the Guarantor has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Borrower.

"Charter" means the time charter dated 1 October 2015 and made between the Borrower and the Charterer in respect of the Ship for a period of three years +/- 30 days in the Charterer's option.
"Charterer" means STNGR Singapore (Pte.) Ltd, a company incorporated in Singapore and having its registered office at 80 Raffles Place, #25-01, UOB Plaza, Singapore (048624), Singapore.
"Code" means the US Internal Revenue Code of 1986.
"Commitment" means, in relation to a Lender, the amount set opposite its name in Schedule 1 (Lenders and Commitments), or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders).
"Confirmation" and "Early Termination Date", in relation to any continuing Designated Transaction, have the meanings given in the relevant Master Agreement.
"Contractual Currency" has the meaning given in Clause 21.4 (Currency indemnity).
"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender.
"Creditor Party" means the Agent, the Security Trustee, any Lender or any Swap Bank, whether as at the date of this Agreement or at any later time.
"Designated Transaction" means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to a Master Agreement with a Swap Bank;

(b)
its purpose is the hedging of the Borrower's exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)
it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation in the form set out in Schedule 6 (Designation Notice), as a Designated Transaction for the purposes of the Finance Documents.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party prevent that, or any other party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.
"Dollars" and "$" means the lawful currency for the time being of the United States of America.
"Drawdown Date" means the date requested by the Borrower for the Loan to be made, or (as the context requires) the date on which the Loan is actually made.
"Drawdown Notice" means a notice in the form set out in Schedule 3 (Drawdown Notice) (or in any other form which the Agent approves or reasonably requires).
"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the Borrower or the Security Trustee in the event of requisition of the Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and

(vi)	all moneys which are at any time payable under Insurances in respect of loss of hire; and

(b)
if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship.

"Earnings Account" means an account in the name of the Borrower with the Account Bank in the Netherlands designated "STI ROSE ‑ Earnings Account", or any other account (with that or another office of the Account Bank or the Agent or with a bank or financial institution other than the Account Bank or the Agent) which is designated by the Agent as the Earnings Account for the purposes of this Agreement.
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"Environmental Claim" means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
"Environmental Incident" means:

(a)	any release of Environmentally Sensitive Material from the Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Event of Default" means any of the events or circumstances described in Clause 19.1 (Events of Default).
"Existing Loan Agreement" means the loan agreement dated 2 July 2013 and made between (amongst others) the Guarantor as borrower and Nordea Bank Finland plc, New York Branch as agent and security trustee.
"Fair Market Value" means, in relation to the Ship, a valuation determined in accordance with Clause 15.3 (Valuation of Ship).
"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a party to this Agreement that is entitled to receive payments free from any FATCA Deduction.
"Finance Documents" means:

(a)	this Agreement;

(b)	the Agency and Trust Agreement;

(c)	the Guarantee;

(d)	the Mortgage;

(e)	the General Assignment;

(f)	the Tripartite Assignment;

(g)	the Accounts Security Deed;

(h)	the Shares Security Deed;

(i)	the Master Agreement Assignment; and

(j)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents referred to in this definition.

"Financial Indebtedness" means, with respect to any person (the "Debtor") at any date of determination (without duplication):

(a)	all obligations of the Debtor for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the Debtor;

(b)	all obligations of the Debtor evidenced by bonds, debentures, notes or other similar instruments;

(c)
all obligations of the Debtor in respect of any acceptance credit, guarantee or letter of credit facility or equivalent made available to the Debtor (including reimbursement obligations with respect thereto) which in accordance with IFRS would be shown on the liability side of a balance sheet;

(d)
all obligations of the Debtor to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services, except trade payables;

(e)	all capitalised lease obligations of the Debtor as lessee;

(f)
all Financial Indebtedness incurred under any guarantee, indemnity or similar obligation to the extent such Financial Indebtedness is guaranteed, secured, expressed to be indemnified by, or otherwise assured by the Debtor.

The amount of Financial Indebtedness of any Debtor at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to the contingent obligations set out in paragraph (f) above, the maximum liability which would or might arise upon the occurrence of the contingency giving rise to the obligation, as determined in conformity with IFRS, provided that:

(i)
the amount outstanding at any time of any Financial Indebtedness issued with an original issue discount shall be deemed to be the face amount of such Financial Indebtedness less the remaining unamortised portion of such original issue discount of such Financial Indebtedness at such time; and

(ii)	the calculation of Financial Indebtedness shall not take into account any liability of the Debtor for taxes.

"General Assignment" means a general assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form.
"Guarantee" means a guarantee in the Agreed Form.
"Guarantor" means Scorpio Tankers Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands and whose principal office is at 9, Boulevard Charles III, Monaco, 98000.
"IACS" means the International Association of Classification Societies.
"IFRS" means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements.
"Insurances" means:

(a)
all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, the Earnings or otherwise in relation to the Ship whether before, on or after the date of this Agreement; and

(b)
all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

"Interest Period" means a period determined in accordance with Clause 6 (Interest Periods).
"Interpolated Screen Rate" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan, each as of the relevant time for dollars.
"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code).
"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.
"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code.

"Lender" means, subject to Clause 26.6 (Lender re-organisation; waiver of Transfer Certificate), a bank or financial institution listed in Part 1 of Schedule 1 (Lenders and Commitments) and acting through its branch indicated in Schedule 1 (Lenders and Commitments) (or through another branch notified to the Borrower under Clause 26.14 (Change of lending office)) or its transferee, successor or assign.
"LIBOR" means, in relation to the Loan or any part of the Loan:

(a)	the applicable Screen Rate for dollars and for a period equal in length to the Interest Period of the Loan or that part of the Loan;

(b)	(if no Screen Rate is available for the Interest Period of that Advance, the Loan, that part of the Loan), the applicable Interpolated Screen Rate; or

(c)
if no Screen Rate is available for that period and it is not possible to calculate an Interpolated Screen Rate for the Loan or that part of the Loan, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to 4 decimal places) of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market;

in each case at or about 11 a.m. (London time) on the Quotation Date for the offering of deposits in Dollars for a period comparable to that Interest Period and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
"Loan" means the principal amount for the time being outstanding under this Agreement.
"Major Casualty" means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $2,500,000 or the equivalent in any other currency.
"Majority Lenders" means:

(a)	before the Loan has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)	after the Loan has been made, Lenders whose Contributions total 66.66 per cent. of the Loan.
"Margin" means 1.50 per cent. per annum.
"Master Agreement" means each master agreement (on the 2002 ISDA (Multicurrency - Crossborder) form) in the Agreed Form made between the Borrower and a Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement.
"Master Agreement Assignment" means, in relation to each Master Agreement, the assignment of the Master Agreement in the Agreed Form.
"Material Adverse Effect" means in the reasonable opinion of the Lenders a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of the Borrower and/or the Guarantor; or

(b)	the ability of the Borrower and/or the Guarantor to perform its obligations under any Finance Document; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or intended to be granted pursuant to any of, the Finance Documents (except for the Approved Ship Manager's Undertakings); or

(d)	the rights or remedies of any Creditor Party under any of the Finance Documents.
"Maturity Date" means the third anniversary of the Drawdown Date.
"Mortgage" means the first preferred ship mortgage in the Approved Flag on the Ship together with, if applicable under the relevant Approved Flag, a deed of covenants collateral thereto each in the Agreed Form.
"Notifying Lender" has the meaning given in Clause 23.1 (Illegality) or Clause 24.1 (Increased costs) as the context requires.
"Party" means a party to this Agreement.
"Payment Currency" has the meaning given in Clause 21.4 (Currency indemnity).
"Permitted Security Interests" means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;

(e)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.12(a)(vii);

(f)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;]

"Pertinent Document" means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 (Insurance) or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)
any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c).

"Pertinent Jurisdiction", in relation to a company, means:

(a)	England and Wales, the Principality of Monaco and the State of New York;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised; and

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax.
"Pertinent Matter" means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing.
"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.
"Quotation Date" means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period.
"Reference Banks" means, subject to Clause 26.16 (Replacement of Reference Bank), the principal London offices of Scotiabank Europe plc and ING Bank N.V. or such other entities as separately appointed by the Agent in consultation with the Borrower.
"Relevant Person" has the meaning given in Clause 19.9 (Relevant Persons).
"Repayment Date" means a date on which a repayment is required to be made under Clause 8 (Repayment and Prepayment).
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss".

"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available:

(a)
imposed by law or regulation of the United Kingdom, Canada, the Council of the European Union, the United Nations or its Security Council or the United States of America regardless of whether the same is or is not binding on the Borrower or any Security Party; or

(b)
otherwise imposed by any law or regulation binding on the Borrower or any Security Party or to which the Borrower or any Security Party is subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America).

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
"Secured Liabilities" means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreements or any judgment relating to any Finance Documents or the Master Agreements; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.
"Security Interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.

"Security Party" means the Guarantor, the Charterer and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of "Finance Documents" but always excluding (i) any Approved Manager and Approved Sub-Manager other than the Guarantor or Charterer that has not granted any Security Interest in connection with this Agreement and (ii) the Sub-Charterer and the Sub-Charter Guarantor.
"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents and the Master Agreements have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or any Master Agreement;

(c)
neither the Borrower nor any Security Party has any future or contingent liability under Clause 20 (Fees and Expenses), 21 (Indemnities) or 22 (No Set-Off or Tax Deduction) or any other provision of this Agreement or another Finance Document or a Master Agreement; and

(d)
the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document or a Master Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or a Master Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document.

"Security Trustee" means Scotiabank Europe plc, acting in such capacity through its office at 201 Bishopsgate, 6th Floor, London, England, EC2M 3NS, or any successor of it appointed under clause 5 of the Agency and Trust Agreement.
"Servicing Bank" means the Agent or the Security Trustee.
"Shares Security Deed" means a deed creating security over the share capital of the Borrower in the Agreed Form.
"Ship" means the LR2 product tanker type vessel of 115,000 DWT registered in the name of the Borrower under the Approved Flag with the name "STI ROSE".
"SMC" means a safety management certificate issued in respect of the Ship in accordance with Rule 13 of the ISM Code.
"Sub-Charter" the time charter dated 1 October 2015 and made between the Charterer and the Sub-Charterer in respect of the Ship for a period of three years +/- 30 days in the Sub-Charterer's option.
"Sub-Charterer" means Reliance Industries Limited, a company incorporated in India and having its registered office at Petroleum Business / Supply & Trading (Chartering), Reliance Corporate Park, Bldg. No. 6, 1st Floor, ‘B’ Wing, Thane – Belapur Road, Ghansoli, Navi Mumbai – 400 701 India or such other person as may be nominated by it as charterer for the purposes of the Sub-Charter.
"Sub-Charter Guarantee" means, where a nomination has been made under the Sub-Charter, the guarantee by the Sub-Charter Guarantor in respect of the Sub-Charterer's Obligations under the Sub-Charter.
"Sub-Charter Guarantor" means Reliance Industries Limited, a company incorporated in India and having its registered office at Petroleum Business / Supply & Trading (Chartering), Reliance Corporate Park, Bldg. No. 6, 1st Floor, ‘B’ Wing, Thane – Belapur Road, Ghansoli, Navi Mumbai – 400 701 India following its nomination of another person as charterer for the purposes of the Sub-Charter.

"Swap Bank" means a bank or financial institution listed in Schedule 2 (Swap Banks) and acting through its branch indicated in Schedule 1 (Lenders and Commitments).
"Swap Counterparty" means, at any relevant time and in relation to a continuing Designated Transaction, the Swap Bank which is a party to that Designated Transaction.
"Swap Exposure" means, as at any relevant date and in relation to a Swap Counterparty, the amount certified by the Swap Counterparty to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Counterparty under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement entered into by the Swap Counterparty with the Borrower if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Counterparty.
"Total Loss" means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)
any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension), unless it is within 1 month redelivered to the Borrower's full control; and

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the Borrower's full control.
"Total Loss Date" means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.
"Transaction" has the meaning given in each Master Agreement.
"Transfer Certificate" has the meaning given in Clause 26.2 (Transfer by a Lender).
"Tripartite Assignment" means an assignment of the Charter, the Sub-Charter and any Sub-Charter Guarantee in the Agreed Form.
"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Agreement.

"US" means the United States of America.
"US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
"Write-down and Conversion Powers" means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction of certain terms
In this Agreement:
"administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator.
"affiliate" means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.
"approved" means, for the purposes of Clause 13 (Insurance), approved in writing by the Agent.
"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment.
"company" includes any partnership, joint venture and unincorporated association.
"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation.
"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained.

"document" includes a deed; also a letter or fax.
"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims.
"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax.
"holding company" means, in relation to a person, any other person in relation to which it is a subsidiary.
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or of its Security Council.
"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation.
"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise.
"months" shall be construed in accordance with Clause 1.3 (Meaning of "month").
"obligatory insurances" means all insurances effected, or which the Borrower is obliged to effect, under Clause 13 (Insurance).
"parent company" has the meaning given in Clause 1.4 (Meaning of "subsidiary").
"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation.
"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Time Clauses (Hulls)(1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.
"regulation" includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental body, intergovernmental or supranational, agency, department or regulatory, self‑regulatory or other authority or organisation.
"subsidiary" has the meaning given in Clause 1.4 (Meaning of "subsidiary").
"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine.

"war risks" includes the risk of mines and all risks excluded by clause 29 of the Institute Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of "month"
A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (the "numerically corresponding day"), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.

1.4	Meaning of "subsidiary"
A company (S) is a subsidiary of another company (P) if:

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;
and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation
In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 (Definitions) to 1.5 (General Interpretation) apply unless the contrary intention appears.

1.6	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility
Subject to the other provisions of this Agreement, the Lenders shall make a loan facility not exceeding the lesser of (i) $36,000,000 and (ii) 60 per cent of the Fair Market Value of the Ship as at the Drawdown Date available to the Borrower.

2.2	Lenders' participations in Loan
Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan
The Borrower undertakes with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS AND SWAP BANKS

3.1	Interests several
The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.

3.2	Individual right of action
Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement or under a Master Agreement without joining the Agent, the Security Trustee, any other Lender or any other Swap Bank as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lender consent
Except as provided in Clause 3.2 (Individual right of action), no Lender and no Swap Bank may commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations several
The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreement to which each is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders or Swap Banks being increased; nor

(b)	the Borrower, any Security Party, any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under any Master Agreement, and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or a Master Agreement.

4	DRAWDOWN

4.1	Request for advance of Loan
Subject to the following conditions, the Borrower may request the Loan to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability
The conditions referred to in Clause 14.1 (General) are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period; and

(b)	the Loan shall be made available in a single advance.

4.3	Notification to Lenders of receipt of a Drawdown Notice
The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Loan and the Drawdown Date;

(b)	the amount of that Lender's participation in the Loan; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable
A Drawdown Notice must be signed by an officer of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions
Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender under Clause 2.2 (Lenders' participations in Loan).

4.6	Disbursement of Loan
Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5 (Lenders to make available Contributions); and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

5	INTEREST

5.1	Payment of normal interest
Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2	Normal rate of interest
Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

5.3	Payment of accrued interest
In the case of an Interest Period longer than 6 months, accrued interest shall be paid every 6 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest
The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,
as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote
A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6	Absence of quotations by Reference Banks
If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5 (Interest).

5.7	Market disruption
The following provisions of this Clause 5 (Interest) apply if:

(a)
no Screen Rate is available for an Interest Period and 2 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Date, provide quotations to the Agent in order to fix LIBOR; or

(b)
at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if the Loan has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)
at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption
The Agent shall promptly notify the Borrower, each of the Lenders and each of the Swap Counterparties stating the circumstances falling within Clause 5.7 (Market disruption) which have caused its notice to be given.

5.9	Suspension of drawdown
If the Agent's notice under Clause 5.8 (Notification of market disruption) is served before the Loan is made:

(a)	in a case falling within paragraph (a) or (b) of Clause 5.7 (Market disruption), the Lenders' obligations to make the Loan; and

(b)	in a case falling within paragraph (c) Clause 5.7 (Market disruption), the Affected Lender's obligation to participate in the Loan, shall be suspended while the circumstances referred to in the Agent's notice continue.

5.10	Rate of interest during market disruption
If the Agent's notice under Clause 5.8 (Notification of market disruption) is served after the Loan is made, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution from whatever sources the Lenders or (as the case may be) the Affected Lenders may reasonably select plus the Margin; and the procedure provided for by this Clause 5.10 (Rate of interest during market disruption)) shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.11	Notice of prepayment
If the Borrower does not agree with an interest rate set by the Agent under Clause 5.10 (Rate of interest during market disruption), the Borrower may give the Agent not less than 15 Business Days' notice of its intention to prepay at the end of the interest period set by the Agent.

5.12	Prepayment; termination of Commitments
A notice under Clause 5.11 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)
on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

5.13	Application of prepayment

The provisions of Clause 8 (Repayment and Prepayment) shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods
The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods
Subject to Clauses 6.3 (Duration of Interest Periods for repayment instalments) and 6.4 (Non-availability of matching deposits for Interest Period selected), each Interest Period shall be:

(a)	1, 3 or 6 months as notified by the Borrower to the Agent not later than 11.00 a.m. (London time) 5 Business Days before the commencement of the Interest Period; or

(b)
12 months or any other period that the Borrower may request not later than 11.00 a.m. (London time) 5 Business Days before the commencement of the Interest Period Provided that the Lenders shall only be obliged to agree to an Interest Period of such duration if each Lender is satisfied that deposits in Dollars for a period equal to the requested Interest Period will be available to it in the London Interbank Market when the Interest Period commences; or

(c)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraphs (a) or (b); or

(d)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrower.

6.3	Duration of Interest Periods for repayment instalments
In respect of an amount due to be repaid under Clause 8 (Repayment and Prepayment) on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected
If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 6 months or the Borrower has requested and the Lenders have agreed to an Interest Period pursuant to paragraph (b), any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts
The Borrower shall pay interest in accordance with the following provisions of this Clause 7 (Default Interest) on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4 (Acceleration of Loan), the date on which it became immediately due and payable.

7.2	Default rate of interest
Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3 (Calculation of default rate of interest); or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3 (Calculation of default rate of interest).

7.3	Calculation of default rate of interest
The rates referred to in Clause 7.2 (Default rate of interest) are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the aggregate of the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)
if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates
The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 (Calculation of default rate of interest) and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.

7.5	Payment of accrued default interest
Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest
Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreements
For the avoidance of doubt, this Clause 7 (Default Interest) does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which the relevant sections of that Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment instalments

(a)
The Borrower shall repay the Loan by 12 equal consecutive quarterly instalments of $600,000.00 each together with a balloon instalment payable on the Maturity Date in an amount equal to the Loan then outstanding.

(b)	If the amount advanced in relation to the Loan is less than $36,000,000:

(i)
the repayment instalments referred to in this Clause (including the balloon) shall be reduced pro rata and the Agent shall provide the Borrowers and the other Creditor Parties with a repayment schedule for the Loan with the amended repayment instalments (and balloon); and

(ii)	the unutilised Commitment (if any) of each Lender shall be automatically cancelled at close of business on the Drawdown Date.

8.2	Repayment Dates
The first instalment shall be repaid on the date falling three months after the Drawdown Date and the last instalment on the Maturity Date.

8.3	Maturity Date
On the Maturity Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment
Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan.

8.5	Conditions for voluntary prepayment
The conditions referred to in Clause 8.4 (Voluntary prepayment) are that:

(a)	a partial prepayment shall be at least $1,000,000 or a higher integral multiple of $1,000,000 or such other amount as the Agent may approve;

(b)	the Agent has received from the Borrower at least 10 days prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)
the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with; and

(d)	that the Borrower has complied with Clause 8.13 (Unwinding of Designated Transactions) on or prior to the date of prepayment.

8.6	Effect of notice of prepayment
A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment
The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under paragraph (c) of Clause 8.5 (Conditions for voluntary prepayment).

8.8	Mandatory prepayment on sale or Total Loss
The Borrower shall be obliged to prepay the whole of the Loan, and to comply with Clause 8.13 (Unwinding of Designated Transactions), if the Ship is sold or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)
in the case of a Total Loss, on the earlier of the date falling 180 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

8.9	Mandatory prepayment on Change of Control
If there is a Change of Control, the Borrower shall be obliged to prepay the Loan and the Commitments shall terminate not later than 60 days following the occurrence of the Change of Control unless the Agent has approved the Change of Control (acting with the authorisation of the Majority Lenders).

8.10	Amounts payable on prepayment
A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 (Indemnities) or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under paragraph (b) of Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) but without premium or penalty.

8.11	Application of partial prepayment
Each partial prepayment shall be applied pro rata against the repayment instalments specified in Clause 8.1 (Amount of repayment instalments).

8.12	No reborrowing
No amount prepaid may be reborrowed.

8.13	Unwinding of Designated Transactions
On or prior to any repayment or prepayment of the Loan under this Clause 8 (Repayment and Prepayment) or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1 (Amount of repayment instalments).

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default
Each Lender's obligation to contribute to the Loan is subject to the following conditions precedent:

(a)
that, on or before the service of the Drawdown Notice, the Agent receives the documents described in Part A of Schedule 4 (Condition Precedent Documents) in form and substance satisfactory to the Agent and its lawyers;

(b)
that, on the Drawdown Date but prior to the advance of the Loan, the Agent receives or is satisfied that it will receive on the advance of the Loan the documents described in Part B of Schedule 4 (Condition Precedent Documents) in form and substance satisfactory to it and its lawyers;

(c)
that, on or before the service of the Drawdown Notice, the Agent receives the arrangement fee referred to in Clause 20.1 (Arrangement, commitment, agency fees), all accrued commitment fee payable pursuant to Clause 20.1 (Arrangement, commitment, agency fees) and has received payment of the expenses referred to in Clause 20.2 (Costs of negotiation, preparation etc.); and

(d)	that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default has occurred or would result from the borrowing of the Loan;

(ii)
the representations and warranties in Clause 10 (Representations and Warranties) and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 (Market disruption) has occurred and is continuing;

(iv)
there has not occurred or developed since 20 October 2015 a change in the financial position, or state of affairs or prospects of the Borrower or any Security Party which, in the reasonable opinion of the Majority Lenders, has a Material Adverse Effect; and

(e)
that, if the ratio set out in Clause 15.1 (Minimum required security cover) were applied immediately following the making of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause;

(f)
that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2	Waiver of conditions precedent
If the Majority Lenders, at their discretion, permit the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 (Documents, fees and no default) are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General
The Borrower represents and warrants to each Creditor Party as follows.

10.2	Status
The Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands.

10.3	Ownership
The Guarantor is the ultimate beneficial owner of all the issued share capital and voting rights in respect of the Borrower free of Security Interests save for the Security Interests created pursuant to the Finance Documents.

10.4	Corporate power
The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to register the Ship in its name under the Approved Flag;

(b)	to execute the Finance Documents to which the Borrower is a party and the Master Agreements; and

(c)
to borrow under this Agreement, to enter into Designated Transactions under the Master Agreements and to make all the payments contemplated by, and to comply with, the Finance Documents to which the Borrower is a party and the Master Agreements.

10.5	Consents in force
All the consents referred to in Clause 10.4 (Corporate power) remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests
The Finance Documents to which the Borrower is a party and the Master Agreements, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third party Security Interests
Without limiting the generality of Clause 10.6 (Legal validity; effective Security Interests), at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts
The execution by the Borrower of each Finance Document and each Master Agreement, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document and each Master Agreement will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

10.9	No withholding taxes
All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default
No Event of Default has occurred.

10.11	Information
All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5 (Information provided to be accurate); all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7 (Form of financial statements); and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

10.12	No litigation
No legal or administrative action involving the Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken which, in either case, would be likely to have a Material Adverse Effect.

10.13	Compliance with certain undertakings
At the date of this Agreement, the Borrower is in compliance with Clauses 11.2 (Title; negative pledge), 11.4 (No other liabilities or obligations to be incurred), 11.9 (Consents), 11.13 (Chief executive office) and 14.9 (Compliance with laws etc.).

10.14	Taxes paid
The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.

10.15	ISM Code and ISPS Code Compliance
All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Manager, the Approved Sub-Manager (if applicable) and the Ship have been complied with.

10.16	No money laundering
Without prejudice to the generality of Clause 2.3 (Purpose of Loan), in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council).

10.17	No immunity
The Borrower is not and no assets of the Borrower are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceedings (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

10.18	Pari passu
The obligations of the Borrower under the Finance Documents and any Master Agreement to which it is a party rank at least pari passu with all other unsecured indebtedness of the Borrower other than indebtedness mandatorily preferred by law.

10.19	Corrupt practices
The Borrower has not engaged in any activity or conduct which would violate any applicable anti-bribery or anti-corruption laws in any Pertinent Jurisdiction or otherwise.

10.20	Sanctions

(a)	Neither the Borrower nor any other Security Party:

(i)	is a Prohibited Person;

(ii)	to the best of the Borrower's knowledge is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(iii)	owns or controls a Prohibited Person; or

(iv)	has a Prohibited Person serving as a director, officer or, to the best of its knowledge, employee.

(b)
No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person in breach of applicable Sanctions nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose in breach of applicable Sanctions.

11	GENERAL UNDERTAKINGS

11.1	General
The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 (General Undertakings) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge
The Borrower will:

(a)
hold the legal title to, and own the entire beneficial interest in the Ship, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests; and

(b)
not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to, the Borrower's rights against a Swap Counterparty under a Master Agreement or all or any part of the Borrower's interest in any amount payable to the Borrower by a Swap Counterparty under a Master Agreement).

11.3	No disposal of assets
The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation, but paragraph (a) does not apply to any charter of the Ship as to which Clause 14.3 (Repair and classification) applies.

11.4	No other liabilities or obligations to be incurred
The Borrower will not incur any liability or obligation except:

(a)	liabilities and obligations under the Finance Documents to which it is a party;

(b)	liabilities or obligations reasonably incurred in the ordinary course of operating and chartering the Ship; and

(c)	Designated Transactions.

11.5	Information provided to be accurate
All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements
The Borrower will send or will procure that the Guarantor sends to the Agent:

(a)	as soon as possible, but in no event later than 120 days after the end of each financial year of the Guarantor, the audited consolidated accounts of the Guarantor;

(b)
as soon as possible, but in no event later than 60 days after the end of each of the first three quarters in each financial year of the Guarantor, unaudited consolidated accounts of the Guarantor and which are certified as to their correctness by the chief financial officer of the Guarantor;

(c)
as soon as possible, but in no event later than 90 days after the end of each financial year of the Guarantor, consolidated cash flow projections for the following 3 years in a format approved by the Agent which shows balance sheets, statements of anticipated profit and loss and cash flow; and

(d)
together with the annual audited accounts referred to in paragraph (a) and with each set of quarterly unaudited accounts referred to in paragraph (b), a compliance certificate (together with supporting schedules, if any) signed by the chief financial officer of the Guarantor in the form attached as Schedule 7 (Form of Compliance Certificate) (or in any other format which the Agent may approve and with such other information as the Agent may require) evidencing compliance with the financial undertakings in clause 11 (financial covenants) of the Guarantee and, in the case of the compliance certificates provided together with the annual audited accounts referred to in paragraph (a) and with the second set of quarterly unaudited accounts of each financial year referred to in paragraph (b), also listing the Fair Market Value of the Ship.

11.7	Form of financial statements
All accounts (audited and unaudited) delivered under Clause 11.6 (Provision of financial statements) will:

(a)	be prepared in accordance with all applicable laws and IFRS consistently applied;

(b)
fairly represent the financial condition of the Borrower or the Guarantor and its subsidiaries (as the case may be) at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower or the Guarantor and its subsidiaries (as the case may be).

11.8	Creditor notices
The Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to the Borrower's creditors or any class of them.

11.9	Consents
The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document to which it is a party or any Master Agreement;

(b)	for the validity or enforceability of any Finance Document to which it is a party or any Master Agreement; and

(c)	for the Borrower to continue to own and operate the Ship,
and the Borrower will comply with the terms of all such consents.

11.10	Maintenance of Security Interests
The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation
The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or the Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12	No amendment to Master Agreements
The Borrower will not agree to any amendment or supplement to, or waive or fail to enforce, any Master Agreement or any of its provisions.

11.13	Chief executive office
The Borrower will maintain its chief executive office in the Principality of Monaco.

11.14	Confirmation of no default
The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of the Borrower and which:

(a)	states that no Event of Default has occurred; or

(b)	states that no Event of Default has occurred, except for a specified event or matter, of which all material details are given.
The Agent may serve requests under this Clause 11.14 (Confirmation of no default) from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Loan has not been made) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.14 (Confirmation of no default) does not affect the Borrower's obligations under Clause 11.15 (Notification of default).

11.15	Notification of default
The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default; or

(b)	any matter which indicates that an Event of Default may have occurred, and will keep the Agent fully up‑to‑date with all developments.

11.16	Provision of further information
The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to the Borrower, the Ship, the Earnings or the Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document, which may be requested by the Agent, the Security Trustee, any Lender or any Swap Bank at any time and including (where reasonably requested) details of all off-balance sheet and time charter hire commitments, annual budgets and projections.

11.17	Provision of copies and translation of documents
The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.18	"Know your customer" checks
If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.19	ERISA
The Borrower shall, and shall procure that the other Security Parties shall, comply with all requirements of the US Employee Retirement Income Security Act of 1974 as it relates to their respective businesses.

11.20	Taxation

(a)
The Borrower shall, and shall procure that each Security Party will, pay and discharge all taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are maintained for those taxes and the costs required to contest them have been disclosed in its latest financial statements delivered to the Agent under Clause 11.6 (Provision of financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	The Borrower shall not and the Borrower shall procure that no Security Party will, change its residence for tax purposes.

11.21	Documents required following execution of a Master Agreement
Promptly following the entry by the Borrower and the Swap Bank into any Master Agreement, the Borrower shall deliver to the Agent:

(a)	a duly executed Master Agreement Assignment in the Agreed Form (of each document required to be delivered by the Master Agreement Assignment);

(b)
a duly executed amendment to the Mortgage in the Agreed Form and making such amendments to the Mortgage as are required to ensure that it validly secures the Borrower's obligations under the Master Agreement.

12	CORPORATE UNDERTAKINGS

12.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 (Corporate Undertakings) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status

(a)	The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.

(b)	The Borrower shall procure that it shall not become a FATCA FFI or a US Tax Obligor.

12.3	Negative undertakings
The Borrower will not:

(a)	carry on any business other than the ownership, chartering and operation of the Ship; or

(b)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower's share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected, or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length;

(c)	open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents;

(d)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(e)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than Designated Transactions; or

(f)	enter into any form of amalgamation, consolidation, merger or de-merger or any form of reconstruction or reorganisation.

12.4	Dividends and distributions of share capital
The Borrower will not pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital unless, in the case of a dividend, no Event of Default has occurred or will occur as a result of the payment of such dividend.

12.5	No Change of Control
The Borrower shall procure that no Change of Control shall occur.

13	INSURANCE

13.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 (Insurance) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances
The Borrower shall keep the Ship insured at the expense of the Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including terrorism, piracy and confiscation);

(c)	protection and indemnity risks; and

(d)
any other risks against which the Security Trustee considers, having regard to standard practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the Borrower to insure and which are specified by the Security Trustee by written notice to the Borrower.

13.3	Terms of obligatory insurances
The Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) 120 per cent of the Loan and (ii) the Fair Market Value of the Ship;

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the Ship's full tonnage;

(e)	on approved terms; and

(f)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties
In addition to the terms set out in Clause 13.3 (Terms of obligatory insurances), the Borrower shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name the Borrower as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)
whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if the Borrower fails to do so.

13.5	Renewal of obligatory insurances
The Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance:

(i)
notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee's approval to the matters referred to in paragraph (i);

(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee's approval pursuant to paragraph (a); and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking
The Borrower shall ensure that all brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)
they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4 (Further protections for the Creditor Parties);

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)
they will notify the Security Trustee, not less than 7 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non‑payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry
The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Security Trustee with:

(a)	a copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)	a copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8	Deposit of original policies
The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the brokers through which the insurances are effected or renewed.

13.9	Payment of premiums
The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees
The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances
The Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)
the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in paragraph (c) of Clause 13.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship unless approved by the underwriters of the obligatory insurances;

(c)
the Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)
the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances
The Borrower shall neither make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13	Settlement of claims
The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications
The Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications between the Borrower and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	the Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information
In addition, the Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)
effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 (Mortgagee's interest and additional perils ) or dealing with or considering any matters relating to any such insurances;

and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all reasonable fees and other reasonable expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee's interest and additional perils insurances
The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee's interest additional perils insurance, and a mortgagee's interest marine insurance in such amounts (and on and from the Drawdown Date, it is expected that such amount will be 120 per cent of the Loan from time to time), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Creditor Parties in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14	SHIP COVENANTS

14.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 (Ship Covenants) at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

14.2	Ship's name and registration
The Borrower shall keep the Ship registered in its name under the Approved Flag at its port of registration; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship without the prior written approval of the Agent, such approval not to be unreasonably withheld.

14.3	Repair and classification
The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first‑class ship ownership and management practice;

(b)	so as to maintain the class for the Ship with the relevant Approved Classification Society free of recommendations and conditions; and

(c)
so as to comply with all laws and regulations applicable to vessels registered under the Approved Flag on which the Ship is registered or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Modification
The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on the Ship which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.

14.5	Removal of parts
The Borrower shall not remove any material part of the Ship, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.6	Surveys
The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

14.7	Inspection
The Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

14.8	Prevention of and release from arrest
The Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.9	Compliance with laws etc.
The Borrower shall:

(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower;

(b)
not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and Sanctions (or which would be contrary to Sanctions if Sanctions were applicable to the Borrower); and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Security Trustee has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.10	Provision of information
The Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the Ship's master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages; and

(e)	the Borrower's, the Approved Manager's, the Approved Sub-Manager's or the Ship's compliance with the ISM Code and the ISPS Code, and, upon the Security Trustee's request, provide copies of any current charter relating to the Ship, of any current charter guarantee and copies of the Borrower's, the Approved Manager's or the Approved Sub-Manager's Document of Compliance.

14.11	Notification of certain events
The Borrower shall immediately notify the Security Trustee by fax, confirmed forthwith, by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or condition made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or the Earnings or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship;

(f)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager, the Approved Sub-Manager or otherwise in connection with the Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;
and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower's, the Approved Manager's, the Approved Sub-Manager's or any other person's response to any of those events or matters.

14.12	Restrictions on chartering, appointment of managers etc.

(a)	The Borrower shall not:

(i)	let the Ship on demise charter for any period;

(ii)	enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months other than the Charter;

(iii)	enter into any charter in relation to the Ship under which more than 2 months' hire (or the equivalent) is payable in advance other than the Charter;

(iv)	charter the Ship otherwise than on bona fide arm's length terms at the time when the Ship is fixed;

(v)	appoint a manager of the Ship other than an Approved Manager or agree to any material alteration to the terms of the relevant Approved Manager's appointment;

(vi)	de‑activate or lay up the Ship; or

(vii)
put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $2,500,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or the Earnings for the cost of such work or for any other reason.

(b)	The Borrower shall procure that:

(i)	no Approved Manager other than Scorpio Commercial Management s.a.m. or Scorpio Ship Management s.a.m shall appoint a sub-manager in relation to the Ship; and

(ii)
neither Scorpio Commercial Management s.a.m. or Scorpio Ship Management s.a.m shall appoint a sub-manager of the Ship other than an Approved Sub-Manager or agree to any material alteration to the terms of the relevant Approved Sub-Manager's appointment.

14.13	Notice of Mortgage
The Borrower shall keep the Mortgage registered against the Ship as a valid first priority mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.

14.14	Sharing of Earnings
The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings.

14.15	ISPS Code
The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship and the company responsible for the Ship's compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for the Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.16	Sanctions and Ship trading
Without limiting Clause 14.9 (Compliance with laws etc.), the Borrower shall procure:

(a)	that the Ship shall not be used by or for the benefit of a Prohibited Person;

(b)	that such Ship shall not be used in trading in any manner contrary to Sanctions (or which could be contrary to Sanctions if Sanctions were applicable to the Borrower and each Security Party);

(c)	that such Ship shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and

(d)
that each charterparty in respect of that Ship shall contain, for the benefit of that Borrower, language which gives effect to the provisions of paragraph (b) of Clause 14.9 (Compliance with laws etc.) as regards Sanctions and of this Clause 14.16 (Sanctions and Ship trading) and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which would result in a breach of Sanctions if Sanctions were applicable to the Borrower and each Security Party).

15	SECURITY COVER

15.1	Minimum required security cover
Clause 15.2 (Provision of additional security; prepayment) applies if the Agent notifies the Borrower that:

(a)	the Fair Market Value of the Ship; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15 (Security Cover), is below 125 per cent. of the Loan.

15.2	Provision of additional security; prepayment
If the Agent serves a notice on the Borrower under Clause 15.1 (Minimum required security cover), the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 7 days after the date on which the Agent's notice is served under Clause 15.1 (Minimum required security cover) (the "Prepayment Date") unless at least 1 Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.

15.3	Valuation of Ship
The Fair Market Value of the Ship at any date is that shown by the arithmetic mean of two valuations prepared:

(a)	as at a date not more than 30 days previously;

(b)	by an Approved Valuer;

(c)	with or without physical inspection of the Ship (as the Agent may require);

(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.
The Borrower shall procure that the Guarantor provides (at the Borrower's cost) the valuations of each Ship which are required to determine its Fair Market Value pursuant to this Clause 15.3 (Valuation of Ship) at the same time as it provides to the Agent the compliance certificates provided together with the annual audited accounts referred to in paragraph (a) of Clause 11.6 (Provision of financial statements) and with the second set of quarterly unaudited accounts of each financial year referred to in paragraph (b) of Clause 11.6 (Provision of financial statements)and, after the occurrence of an Event of Default which is continuing, whenever requested by the Agent.

15.4	Value of additional vessel security
The net realisable value of any additional security which is provided under Clause 15.2 (Provision of additional security; prepayment) and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3 (Valuation of Ship).

15.5	Valuations binding
Any valuation under Clause 15.2 (Provision of additional security; prepayment), 15.3 (Valuation of Ship) or 15.4 (Value of additional vessel security) shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6
Provision of information. The Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.3 (Valuation of Ship) or 15.4 (Value of additional vessel security) with any information which the Agent or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7	Payment of valuation expenses
Without prejudice to the generality of the Borrower's obligations under Clauses 20.2 (Costs of negotiation, preparation etc.), 20.3 (Costs of variations, amendments, enforcement etc.) and 21.3 (Miscellaneous indemnities), the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.8	Application of prepayment
Clause 8 (Repayment and Prepayment) shall apply in relation to any prepayment pursuant to Clause 15.2 (Provision of additional security; prepayment).

15.9	Release of Additional Security
It is agreed that where the Borrower or a third party has provided additional security pursuant to Clause 15.2 (Provision of additional security; prepayment), the Borrower is entitled to request the release of such additional security at its expense at any time following a two tests of compliance by the Borrower of the minimum required security cover under Clause 15.1 (Minimum required security cover) three months apart. Where the Borrower is shown to be in compliance with such minimum required security cover without including the additional security under both calculations and where the Borrower is in compliance with the minimum required security cover under Clause 15.1 (Minimum required security cover), such additional security shall be released at the Borrower's cost.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments
All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (London time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)
in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent at The Bank of Nova Scotia, New York (Swift Code NOSCUS33 and Account No 0600830), or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2	Payment on non-Business Day
If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;
and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments
All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties
Subject to Clauses 16.5 (Permitted deductions by Agent), 16.6 (Agent only obliged to pay when monies received) and 16.7 (Refund to Agent of monies not received):

(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Counterparty or the Security Trustee shall be made available by the Agent to that Lender, that Swap Counterparty or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender and the Swap Counterparty or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Counterparties generally shall be distributed by the Agent to each Lender and each Swap Counterparty pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Counterparty, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Counterparty under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Counterparty to pay on demand.

16.6	Agent only obliged to pay when monies received
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or any Swap Counterparty any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or that Swap Counterparty until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received
If and to the extent that the Agent makes available a sum to the Borrower or a Lender or a Swap Counterparty, without first having received that sum, the Borrower or (as the case may be) the Lender or the Swap Counterparty concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt
Clause 16.7 (Refund to Agent of monies not received) shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts
Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10	Agent's memorandum account
The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11	Accounts prima facie evidence
If any accounts maintained under Clauses 16.9 (Creditor Party accounts) and 16.10 (Agent's memorandum account) show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application
Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document after service of notice on the Borrower under Clause 19.2(a)(i) or (ii) shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreements in the following order and proportions:

(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20 (Fees and Expenses), 21 (Indemnities) and 22 (No Set-Off or Tax Deduction) of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in any Master Agreement);

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents and the Master Agreements (and, for this purpose, the expression "interest" shall include any net amount which the Borrower shall have become liable to pay or deliver under the applicable sections of any Master Agreement but shall have failed to pay or deliver to the relevant Swap Counterparty at the time of application or distribution under this Clause 17 (Application of Receipts)); and

(iii)
thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure of each Swap Counterparty (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document or any Master Agreement but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of paragraph (a) of Clause 17.1 (Normal order of application); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2	Variation of order of application
The Agent may, with the authorisation of the Lenders and the Swap Counterparties, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 (Normal order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application
The Agent may give notices under Clause 17.2 (Variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden
This Clause 17 (Application of Receipts) and any notice which the Agent gives under Clause 17.2 (Variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS; SWAP PAYMENTS

18.1	Payment of Earnings and Swap Payments
The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period;

(a)	subject only to the provisions of the General Assignment and the Tripartite Assignment, all the Earnings are paid to the Earnings Account; and

(b)	all payments by the relevant Swap Counterparty to the Borrower under each Designated Transaction are paid to the Earnings Account.

18.2	Location of accounts
The Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re‑location of the Earnings Account; and

(b)
execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account.

18.3	Debits for expenses etc.
The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 (Fees and Expenses) or 21 (Indemnities) to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 (Fees and Expenses) or 21 (Indemnities).

18.4	Borrower's obligations unaffected
The provisions of this Clause 18 (Application of Earnings; Swap Payments) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

19	EVENTS OF DEFAULT

19.1	Events of Default
An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document unless its failure to pay is caused by:

(i)	an administrative or technical error; or

(ii)	a Disruption Event,
and payment is made within 3 Business Days of its due date; or

(b)
any breach occurs of Clause 9.2 (Waiver of conditions precedent), 11.2 (Title; negative pledge), 11.3 (No disposal of assets), 12 (Corporate Undertakings), 13 (Insurance), 14.16 (Sanctions and Ship trading) or 15.2 (Provision of additional security; prepayment) or Clause 11 (Financial Covenants) of the Guarantee; or

(c)	any breach occurs of Clause 14.9 (Compliance with laws etc.) insofar as it relates to Sanctions; or

(d)
any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Lenders, is capable of remedy, and such default continues unremedied 5 days after written notice from the Agent requesting action to remedy the same; or

(e)
(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (d)); or

(f)
any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(g)
any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (in the case of the Guarantor on a consolidated basis or the Charterer exceeding $10,000,000 in aggregate or, in the case of any other Relevant Person, $2,500,000 in aggregate (or in either case, the equivalent in any other currency):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(h)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)
any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $10,000,000 in the case of the Guarantor or the Charterer or $2,500,000 in the case of any other Relevant Person or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by all the Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)
in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Lenders acting reasonably is similar to any of the foregoing;

(i)
any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened against a Relevant Person or its assets which has, will have or may have a Material Adverse Effect;

(j)	a Finance Document is amended, terminated, cancelled or suspended for any reason except with the prior written consent of the Agent, acting with the authorisation of all the Lenders;

(k)	the Borrower ceases or suspends carrying on its business or a part of its business which is material in the context of this Agreement; or

(l)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which all the Lenders consider material under a Finance Document;

(ii)	for the Agent, the Security Trustee, the Lenders or the Swap Banks to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(m)
any consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which all the Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(n)
any provision which all the Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest and, in each case, such default continues unremedied 15 days after written notice from the Agent requesting action to remedy the same; or

(o)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(p)	an Event of Default (as defined in section 14 of a Master Agreement) occurs; or

(q)
a Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, acting with the authorisation of all the Lenders; or

(r)
the Ship ceases to be employed by the relevant Approved Ship Manager on terms acceptable to the Agent or any of the circumstances described in paragraphs (h) or (k) of Clause 19.1 (Events of Default) occurs (mutatis mutandis) in relation to an Approved Manager or an Approved Manager or Approved Sub-Manager breaches any provision of its Approved Ship Manager's Undertaking which the Agent considers material and the Borrower fails within a period of 30 days of it becoming aware of the occurrence of such circumstance or breach or of the receipt of a written notification from the Agent requesting the Borrower to remedy such circumstances or breach either to remedy such circumstances or breach or to substitute the relevant Approved Ship Manager or Approved Sub-Manager with another Approved Ship Manager or Approved Sub-Manager which executes and delivers to the Security Trustee a replacement Approved Ship Manager's Undertaking; or

(s)	an event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

19.2	Actions following an Event of Default
On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)
serve on the Borrower a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Counterparties are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments
On the service of a notice under paragraph (a)(i) of Clause 19.2 (Actions following an Event of Default), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.

19.4	Acceleration of Loan
On the service of a notice under paragraph (a)(i) of Clause 19.2 (Actions following an Event of Default), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice
The Agent may serve notices under paragraphs (a)(i) and (ii) of Clause 19.2 (Actions following an Event of Default) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 (Actions following an Event of Default) if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties
The Agent shall send to each Lender, each Swap Counterparty, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2 (Actions following an Event of Default); but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7	Creditor Party rights unimpaired
Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or Swap Counterparties under a Finance Document, a Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1 (Interests several).

19.8	Exclusion of Creditor Party liability
No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

19.9	Relevant Persons
In this Clause 19 (Events of Default), a "Relevant Person" means the Borrower or any Security Party.

19.10	Interpretation
In paragraph (g) of Clause 19.1 (Events of Default) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in paragraph (h) of Clause 19.1 (Events of Default) "petition" includes an application.

19.11	Position of Swap Counterparties
Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19 (Events of Default), to have any regard to the requirements of a Swap Counterparty except to the extent that such Swap Counterparty is also a Lender.

20	FEES AND EXPENSES

20.1	Arrangement, commitment, agency fees
The Borrower shall pay to the Agent:

(a)	on the date of this Agreement, an arrangement fee in an amount of $252,000, for distribution among the Lenders in the proportions agreed by the Agent and the Lenders; and

(b)
quarterly in arrears during the period from (and including) the date of this Agreement to the earlier of (i) the Drawdown Date and (ii) the last day of the Availability Period and on the last day of that period, for the account of the Lenders, a commitment fee at the rate of 35 per cent. of the Margin per annum on the amount of the Total Commitments, for distribution among the Lenders pro rata to their Commitments.

20.2	Costs of negotiation, preparation etc.
The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc.
The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Swap Banks, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 (Security Cover) or any other matter relating to such security; or

(d)
any step taken by the Lender or the Swap Bank concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes
The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

20.5	Financial Conduct Authority and Prudential Regulation Authority fees
The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Lender concerned the amounts which the Agent from time to time notifies the Borrower that a Lender has notified the Agent to be necessary to compensate it for the cost attributable to its Contribution resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or by the Financial Conduct Authority and/or the Prudential Regulation Authority (or other United Kingdom governmental authorities or agencies) of a requirement to pay fees to the Financial Conduct Authority and/or the Prudential Regulation Authority calculated by reference to liabilities used to fund its Contribution.

20.6	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 (Fees and Expenses) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan
The Borrower shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7 (Default Interest));

(d)	the occurrence of an Event of Default and/or the acceleration of repayment of the Loan under Clause 19 (Events of Default);
and in respect of any tax (other than tax on its overall net income under the law of the jurisdiction in which that Creditor Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Creditor Party is treated as resident for tax purposes or to the extent a claim, liability or loss relates to a FATCA Deduction required to be made by a party to this Agreement) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs
Without limiting its generality, Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities
The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,
other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.
Without prejudice to its generality, this Clause 21.3 (Miscellaneous indemnities) covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law or any Sanctions.

21.4	Currency indemnity
If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,
the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.
In this Clause 21.4 (Currency indemnity), the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
This Clause 21.4 (Currency indemnity) creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5	Application to Master Agreements
For the avoidance of doubt, Clause 21.4 (Currency indemnity) does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

21.6	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 (Indemnities) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7	Sums deemed due to a Lender
For the purposes of this Clause 21 (Indemnities), a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions
All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set‑off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes
If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes
Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income
In this Clause 22 (No Set-Off or Tax Deduction) "tax deduction" means any deduction or withholding for or on account of any present or future tax, other than a FATCA Deduction.

22.5	Application to Master Agreements
For the avoidance of doubt, Clause 22 (No Set-Off or Tax Deduction) does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

22.6	FATCA information

(a)	Subject to paragraph (c) below, each party to this Agreement shall, within ten Business Days of a reasonable request by another party:

(i)	confirm to that other party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a party to this Agreement confirms to another party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Creditor Party to do anything, and paragraph (a)(iii) above shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a party to this Agreement fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

22.7	FATCA Deduction

(a)
Each party to this Agreement may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to this Agreement shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each party to this Agreement shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three Business Days prior to making a FATCA Deduction, notify the party to whom it is making the payment and, on or prior to the day on which it notifies that party in addition, shall also notify the Borrowers and the Agent and the Agent shall notify the other Creditor Parties.

23	ILLEGALITY, ETC

23.1	Illegality
This Clause 23 (Illegality, etc) applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,
for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality
The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 (Illegality) which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment
On the Agent notifying the Borrower under Clause 23.2 (Notification of illegality), the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 (Illegality) as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8 (Repayment and Prepayment).

23.4	Mitigation
If circumstances arise which would result in a notification under Clause 23.1 (Illegality) then, without in any way limiting the rights of the Notifying Lender under Clause 23.3 (Prepayment; termination of Commitment), the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs
This Clause 24 (Increased Costs) applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)
complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost".

24.2	Meaning of "increased costs"
In this Clause 24 (Increased Costs), "increased costs" means, in relation to a Notifying Lender:

(a)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

(e)
but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item attributable to a FATCA Deduction required to be made by a party to this Agreement or an item covered by the indemnity for tax in Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) or by Clause 22 (No Set-Off or Tax Deduction) or an item arising directly out of the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates) Provided that the exclusion in this paragraph shall not include Basel III irrespective of whether this is implemented or applied pursuant to Basel II.

For the purposes of this Clause 24.2 (Meaning of "increased costs") the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3	Notification to Borrower of claim for increased costs
The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1 (Increased costs).

24.4	Payment of increased costs
The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5	Notice of prepayment
If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4 (Payment of increased costs), the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.

24.6	Prepayment; termination of Commitment
A notice under Clause 24.5 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)
on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.7	Application of prepayment
Clause 8 (Repayment and Prepayment) shall apply in relation to the prepayment.

25	SET‑OFF

25.1	Application of credit balances
Each Creditor Party may without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected
No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1 (Application of credit balances); and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender
For the purposes of this Clause 25 (Set‑Off), a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest
This Clause 25 (Set‑Off) gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrower
The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender
Subject to Clause 26.4 (Effective Date of Transfer Certificate), a Lender (the "Transferor Lender") may at any time, without needing the consent of the Borrower or any Security Party, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),
to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in Loans, securities or other financial assets (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 5 (Transfer Certificate) with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.
However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

26.3	Transfer Certificate, delivery and notification
As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, each of the other Lenders and each of the Swap Banks;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b), but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations to the transfer to that Transferee Lender.

26.4	Effective Date of Transfer Certificate
A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 (Transfer Certificate, delivery and notification) on or before that date.

26.5	No transfer without Transfer Certificate
Except as provided in Clause 26.17 (Security over Lenders' rights), no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate
However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate
A Transfer Certificate takes effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro‑rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 (Market disruption) and Clause 20 (Fees and Expenses), and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross‑claim.

26.8	Maintenance of register of Lenders
During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4 (Effective Date of Transfer Certificate)) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days' prior notice.

26.9	Reliance on register of Lenders
The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates
The Borrower, the Security Trustee, each Lender and each Swap Bank irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee
In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $5,000 from the Transferor Lender or (at the Agent's option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment
A Lender may sub‑participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13	Disclosure of information
A Lender may disclose to a potential Transferee Lender or sub‑participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

26.14	Change of lending office
A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15	Notification
On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16	Replacement of Reference Bank
If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 (Interest) then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first‑mentioned Reference Bank's appointment shall cease to be effective.

26.17	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 26 (Transfers and Changes in Lending Offices), each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Majority Lenders
Subject to Clause 27.2 (Variations, waivers etc. requiring agreement of all Lenders), a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Variations, waivers etc. requiring agreement of all Lenders and Swap Banks
However, as regards the following, Clause 27.1 (Variations, waivers etc. by Majority Lenders) applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender and every Swap Bank":

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	an increase in any Lender's Commitment;

(d)	a change to the definition of "Majority Lenders";

(e)	a change to Clause 3 (Position of the Lenders and Swap Banks) or this Clause 27 (Variations and Waivers);

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.

27.3	Exclusion of other or implied variations
Except for a document which satisfies the requirements of Clauses 27.1 (Variations, waivers etc. by Majority Lenders) and 27.2 (Variations, waivers etc. requiring agreement of all Lenders), no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General
Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications
A notice by letter or fax shall be sent:

(a)	to the Borrower: Scorpio Tankers Inc.
Le Millenium, 9 Boulevard Charles III,
98000 Monaco

Attn: Mr Luca Forgione - Legal Department

Fax No:     + 3 77 97 77 83 46

Email@ legal@scorpiogroup.net

(b)	to a Lender:
At the address below its name in Schedule 1 (Lenders and Commitments) or a Swap Bank in Schedule 2 (Swap Banks) or (as the case may require) in the relevant Transfer Certificate;

(c)	to the Agent:
The Bank of Nova Scotia
201 Bishopsgate
6th Floor
London

England
EC2M 3NS
For credit matters:
Attention:    David Sparkes/Matt Tuskin/Julien Poisson
Fax no:    +44 207 638 8488
Email:    david.sparkes@scotiabank.com
matt.tuskin@scotiabank.com
julien.poisson@scotiabank.com
For administration matters:
Attention:    Tony Sposato/Savi Rampat
Fax no:        +44 207 826 5666
Email:        GWSLONDON_LOANOPS@scotiabank.com

(d)	to the Security Trustee:
Scotiabank Europe plc
201 Bishopsgate
6th Floor
London
England
EC2M 3NS
Attention:    David Sparkes/Matt Tuskin/Julien Poisson
Fax no:    +44 207 638 8488
Email:    david.sparkes@scotiabank.com
matt.tuskin@scotiabank.com

julien.poisson@scotiabank.com
or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Banks and the Security Parties.

28.3	Effective date of notices
Subject to Clauses 28.4 (Service outside business hours) and 28.5 (Illegible notices):

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours
However, if under Clause 28.3 (Effective date of notices) a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,
the notice shall (subject to Clause 28.5 (Illegible notices)) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices
Clauses 28.3 (Effective date of notices) and 28.4 (Service outside business hours) do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices
A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication
Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.8	English language
Any notice under or in connection with a Finance Document shall be in English.

28.9	Meaning of "notice"
In this Clause 28.1 (General), "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive
The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions
If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts
A Finance Document may be executed in any number of counterparts.

29.4	Third party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29.5	Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)    a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

29.6	Parallel liability
In this Clause 29.6 (Parallel liability):
"Corresponding Liabilities" means the Secured Liabilities of the Borrower under or in connection with this Agreement, the other Finance Documents and the Master Agreement, but excluding its Parallel Liability.
"Parallel Liability" means the Borrower’s undertaking pursuant to this Clause 29.6 (Parallel liability).

(a)	The Borrower irrevocably and unconditionally undertakes to pay to the Security Trustee an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).

(b)	The Parties agree that:

(i)	the Borrower’s Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities;

(ii)
the Borrower’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;

(iii)
the Borrower’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of the Borrower to the Security Trustee (even though the Borrower may owe more than one Corresponding Liability to the Security Parties under the Finance Documents) and an independent and separate claim of the Security Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and

(iv)
for purposes of this Clause 29.6 (Parallel liability), the Security Trustee acts in its own name and not as agent, representative or trustee of the Finance Parties and accordingly holds neither its claim resulting from the Parallel Liability nor any Security Interest securing the Parallel Liability on trust.

30	LAW AND JURISDICTION

30.1	English law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction
Subject to Clause 30.2 (Exclusive English jurisdiction), the courts of England shall have exclusive jurisdiction to settle any Dispute.

30.3	Choice of forum for the exclusive benefit of Creditor Parties
Clause 30.2 (Exclusive English jurisdiction) is for the exclusive benefit of the Creditor Parties, each of which reserves the rights:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

30.4	Process agent
The Borrower irrevocably appoints Scorpio UK Limited at its business address, presently at 10 Lower Grosvenor Place, London, SW1W 0EN (for the attention of the General Counsel), to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute provided that any communication is expressly marked on the outside as "for the immediate attention of the General Counsel".

30.5	Creditor Party rights unaffected
Nothing in this Clause 30 (Law and Jurisdiction) shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of "proceedings"
In this Clause 30 (Law and Jurisdiction), "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)
Scotiabank Europe plc	201 Bishopsgate 6th Floor London England EC2M 3NS	36,000,000
	Total:	36,000,000

SCHEDULE 2

SWAP BANKS

Swap Bank	Booking Office
The Bank of Nova Scotia
201 Bishopsgate
6th Floor
London
England
EC2M 3NS

Attention: David Sparkes / Priya Rai
Tel. no: +44 207 826 5635 /
+44 207 826 5991
Fax no: +44 207 638 8488
Email: david.sparkes@scotiabank.com
             priya.rai@scotiabank.com
With copy to:
Attention: Matt Tuskin
mail: matt.tuskin@scotiabank.com

SCHEDULE 3

DRAWDOWN NOTICE
To:    The Bank of Nova Scotia
201 Bishopsgate
6th Floor
London
England
EC2M 3NS
as Agent
Date: [●]
DRAWDOWN NOTICE

1
We refer to the loan agreement (the "Loan Agreement") dated [●] 2016 and made between ourselves, as Borrower, the Lenders referred to therein, and yourselves as Agent and as Security Trustee in connection with a facility of up to US$36,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:‑

(a)	Amount: US$[●];

(b)	Drawdown Date: [●];

(c)	Duration of the first Interest Period shall be [●] months; and

(d)	Payment instruction: account in our name and numbered [●] with [●] of [●].

3	We represent and warrant that:

(a)
the representations and warranties in clause 10 (Representations and warranties) of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

5	[We authorise you to deduct the arrangement fee referred to in Clause 20 (Fees and Expenses) from the amount of the Loan.]
[Name of Signatory]

____________________
Officer
for and on behalf of
STI ROSE SHIPPING COMPANY LIMITED

SCHEDULE 4

CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in paragraph (a) of Clause 9.1 (Documents, fees and no default).

1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower and each Security Party.

3
Copies of resolutions of directors of the Borrower and each Security Party and of the shareholders of the Borrower and each Security Party other than the Guarantor authorising the execution of each of the Finance Documents to which the Borrower or that Security Party is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notice and other notices under this Agreement and ratifying the execution of the Charter, the Sub-Charter and, if applicable, the Sub-Charter Guarantee.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or a Security Party.

5	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document.

6	Evidence that the Earnings Account has been opened and is operational.

7	Valuations addressed to the Agent and the Lenders, stated to be for the purposes of this Agreement and dated not earlier than 30 days before the date of this Agreement, from Approved Valuers.

8	Copies of the Charter, the Sub-Charter and, if a nomination has been made under the Sub-Charter, the Sub-Charter Guarantee.

9
Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Republic of the Marshall Islands, the Netherlands and such other relevant jurisdictions as the Agent may require.

10
The Agent and Lenders have been provided with all information and documentation they have requested in order to carry out and be reasonably satisfied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated by this Agreement and to satisfy all internal compliance policies of the Agent and the Lenders in relation to "know you customer" requirements.

11	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Ships as the Agent may require.

12	Documentary evidence that the agent for service of process named in Clause 30 (Law and Jurisdiction) has accepted its appointment.

13	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B
The following are the documents referred to in paragraph (a) of Clause 9.1 (Documents, fees and no default).

1	A duly executed original of the Mortgage, the General Assignment and the Tripartite Assignment (and of each document to be delivered by each of them).

2
Evidence that all outstanding indebtedness under the Existing Loan Agreement relating to the Ship has been repaid and that all Security Interests granted by the Borrower and in respect of the Borrower's share capital in connection with the Existing Loan Agreement have been released.

3	Documentary evidence that:

(a)	the Ship is definitively and permanently registered in the name of the Borrower under the Approved Flag;

(b)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(c)	the Ship maintains its class with the relevant Approved Classification Society free of all overdue recommendations and qualifications of such Classification Society;

(d)	the Mortgage has been duly recorded against the Ship as a valid first preferred ship mortgage in accordance with the laws of the Approved Flag; and

(e)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

4	Documents establishing that the Ship will, as from the Drawdown Date, be managed by the Approved Manager and, if applicable, the Approved Sub-Manager on terms acceptable to the Lenders, together with:

(a)	Approved Ship Manager's Undertakings executed by each Approved Manager and any applicable Approved Sub-Manager; and

(b)
copies of the Approved Manager's (or, if applicable, the Approved Sub-Manager's) Document of Compliance and of the Ship's Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and ISSC.

5
Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Republic of the Marshall Islands, Singapore and such other relevant jurisdictions as the Agent may require.

6	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.
Each of the documents specified in paragraphs 2, 3 and 5 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower.

SCHEDULE 5

TRANSFER CERTIFICATE
The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	[Name of Agent] for itself and for and on behalf of the Borrower, [each Security Party], the Security Trustee, each Lender and each Swap Bank, as defined in the Loan Agreement referred to below.
Date: [●]

1
This Certificate relates to a loan agreement ("the "Agreement") dated [●] and made between (1) STI Rose Shipping Company Limited (the "Borrower"), (2) the banks and financial institutions named therein as Lenders, (3) the banks and financial institutions named therein as Swap Banks, (4) [●] as Agent and (5) [●] as Security Trustee for a loan facility of up to $36,000,000.

2	In this Certificate, terms defined in the Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and:
"Relevant Parties" means the Agent, the Borrower, each Security Party, the Security Trustee, each Lender and each Swap Bank.
"Transferor" means [full name] of [lending office].
"Transferee" means [full name] of [lending office].

3	The effective date of this Certificate is [●] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4
[The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [●] per cent. of its Contribution, which percentage represents $[●].

5
[By virtue of this Certificate and Clause 26 (Transfers and Changes in Lending Offices) of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●]] [from [●] per cent. of its Commitment, which percentage represents $[●]] and the Transferee acquires a Commitment of $[●].]

6
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 (Transfers and Changes in Lending Offices) of the Agreement provides will become binding on it upon this Certificate taking effect.

7
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 (Transfers and Changes in Lending Offices) of the Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any Lender or any Swap Bank in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under any of the Finance Documents;

(c)
agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Lender or any Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferee;

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10
The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 9 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]    [Name of Transferee]
By:    By:
Date:    Date:
Agent
Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party

[Name of Agent]
By:
Date:

Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person
(Loan Administration Department):
Telephone:
Fax:
Contact Person
(Credit Administration Department):
Telephone:
Fax:
Account for payments:

Note:
This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 6

DESIGNATION NOTICE
[Agent]
[                                   ]
[                                   ]
[                                   ]
[●]
Dear Sirs
Loan Agreement dated [●] made between (i) ourselves as Borrower, (ii) the Lenders, (iii) the Swap Banks, (iv) and (v) yourselves as Agent and Security Trustee (the "Loan Agreement").
We refer to:

1	the Loan Agreement;

2	the Master Agreement dated [●] made between ourselves and [●]; and

3	a Confirmation delivered pursuant to the said Master Agreement dated [●] and addressed by [●] to us.
In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a "Designated Transaction" for the purposes of the Loan Agreement and the Finance Documents.
Yours faithfully,

.................................................
STI ROSE SHIPPING COMPANY LIMITED

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE
To:    The Bank of Nova Scotia
201 Bishopsgate
6th Floor
London
England
EC2M 3NS
From:     Scorpio Tankers Inc.
Date: [●]
OFFICER'S CERTIFICATE
This Certificate is rendered pursuant to clause 11.6(e) of the loan agreement dated [●] (the "Loan Agreement") and entered into between (i) STI Rose Shipping Company Limited as borrower (the "Borrower"), (ii) the banks and financial institutions named therein as Lenders, (iii) the banks and financial institutions named therein as Swap Banks, (iv) The Bank of Nova Scotia as Agent and (v) Scotiabank Europe plc as Security Trustee for a facility of US$36,000,000 and clause 12.3(d) of the guarantee dated [●] 2016 (the "Guarantee") and entered into between Scorpio Tankers Inc. as Guarantor and Scotiabank Europe plc as Security Trustee
Words and expressions defined in the Loan Agreement or the Guarantee shall have the same meanings when used herein.
I, the Chief Financial Officer of the Guarantor, hereby certify that:

1
Attached to this Certificate [are][is] the latest [audited consolidated accounts of the Guarantor for the financial year ending on [●]][unaudited quarterly consolidated accounts of the Guarantor in relation to the quarter ending on [●]] (the "Accounts").

2
Set out below are the respective amounts, in US Dollars, of the Minimum Tangible Net Worth, Net Income, Equity Proceeds, Minimum Liquidity, Net Debt, Consolidated Total Capitalisation, EBITDA and Consolidated Net Interest of the Guarantor as at [●]:

US Dollars
Consolidated Tangible Net Worth    [●]
Net Income    [●]
Equity Proceeds    [●]
Cash and Cash Equivalents    [●]
Net Debt    [●]
Consolidated Total Capitalisation    [●]
Consolidated EBITDA    [●]
Consolidated Net Interest    [●]

3	As at [●], the Guarantor and/or its subsidiaries own [●] Fleet Vessels.

4	Accordingly, as at the date of this Certificate the financial covenants set out in clause 11 (financial covenants) of the Guarantee [are] [are not] complied with, in that as at [●]:

4.1	Minimum Consolidated Tangible Net Worth exceeds $1,000,000,000 plus 25 per cent. of Net Income and 50 per cent. of Equity Proceeds by $[●];

4.2	Minimum Liquidity exceeds the greater of (i) $25,000,000 and (ii) $500,000 multiplied by the numbers of vessels referred to in paragraph 3 by $[●];

4.3	the ratio of Net Debt to Consolidated Total Capitalisation is [●]; and

4.4	the ratio of Consolidated EBITDA to Consolidated Net Interest is [●].
[or, as the case may be, specify in what respect any of the financial covenants are not complied with.]
5    As at [●] no Event of Default has occurred and is continuing.
[or, specify/identify any Event of Default]
[The Borrower is in compliance with clause 15.1 (Minimum required security cover) of the Loan Agreement.
[If not, specify this and what is proposed as regards clause 15.2]
The Fair Market Value of the Ship is as follows as at [date]:

Name of Ship	Name of first shipbroker providing valuation	Name of second shipbroker providing valuation	Average market value
[●]	[●]	[●]	[●]]
Note:    Valuations to be provided with annual audited accounts and the quarterly unaudited accounts in relation to the first six months of each financial year of the Guarantor.

…………………………………………
Chief Financial Officer
SCORPIO TANKERS INC.

Note: Supporting Schedules to be attached.

EXECUTION PAGE

THE BORROWER

SIGNED by
Brian M. Lee	/s/Brian M. Lee
for and on behalf of
STI ROSE SHIPPING
COMPANY LIMITED
in the presence of:
/s/ Vikram Hiranandani

THE LENDERS

SIGNED by	/s/ Philippos Arcoumanis
Name: Philippos Arcoumanis
for and on behalf of	Title: Attorney-in-Fact
SCOTIABANK EUROPE PLC
in the presence of:	/s/ Tanpreet Rooprai
Name: Tanpreet Rooprai
Title: Trainee Solicitor
15 Appold Street
London EC2A 2HB

THE SWAP BANKS

SIGNED by	/s/ Philippos Arcoumanis
Name: Philippos Arcoumanis
for and on behalf of	Title: Attorney-in-Fact
THE BANK OF NOVA SCOTIA
in the presence of:	/s/ Tanpreet Rooprai
Name: Tanpreet Rooprai
Title: Trainee Solicitor
15 Appold Street
London EC2A 2HB

THE AGENT

SIGNED by	/s/ Philippos Arcoumanis
Name: Philippos Arcoumanis
for and on behalf of	Title: Attorney-in-Fact
THE BANK OF NOVA SCOTIA
in the presence of:	/s/ Tanpreet Rooprai

Name: Tanpreet Rooprai
Title: Trainee Solicitor
15 Appold Street
London EC2A 2HB

THE SECURITY TRUSTEE

SIGNED by	/s/ Philippos Arcoumanis
Name: Philippos Arcoumanis
for and on behalf of	Title: Attorney-in-Fact
SCOTIABANK EUROPE PLC
in the presence of:	/s/ Tanpreet Rooprai
Name: Tanpreet Rooprai
Title: Trainee Solicitor
15 Appold Street
London EC2A 2HB